Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$7,759,000.00	100.00%	$7,759,000.00	$432.95(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $66,719.68 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $432.95 registration fee for this offering, $66,286.73 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 428 dated August 26, 2009 to Prospectus Supplement and Prospectus dated February 5, 2007 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

EKSPORTFINANS ASA

Access Securities

with Capped Upside & Buffered Downside

Linked to the Performance of a Basket of Exchange Traded Funds due March 1, 2011

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA
Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.
Maturity Date:	March 1, 2011. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.
Interest:	We will not pay you interest during the term of the securities.
Underlying Basket:

The return on the securities is linked to the performance of an initially equally-weighted basket (the Basket) consisting of shares of the following four exchange traded funds: the SPDR Trust, Series 1 (the SPDR Trust), the iShares MSCI EAFE Indexsm Fund (the EAFE Fund), the iShares Russell 2000® Index Fund (the Russell Fund) and the iShares S&P MidCap 400 Index™ Fund (the MidCap Fund) (each, a component fund).

Payment at Maturity:

The amount you receive at maturity, for each security you own, will depend upon the change in the value of the Basket based on the final Basket value relative to the initial Basket value (calculated as described in this pricing supplement).

If the final Basket value is greater than the initial Basket value, the payment at maturity per security will equal the issue price plus a supplemental payment equal to $1,000.00 times the percentage increase of the value of the Basket, not to exceed the maximum supplemental payment amount of $160.00 per security, which will result in a maximum maturity payment amount per security of $1,160.00.

If the final Basket value is less than or equal to the initial Basket value but greater than or equal to the buffer level, the payment at maturity per security will equal the principal amount.

If the final Basket value is less than the buffer level, the payment at maturity per security will equal 1.17647 times the principal amount of $1,000.00 per security times the return of the Basket as measured by the final Basket value divided by the initial Basket value.

Buffer level:	850.00, which is 85.00% of the initial Basket value.
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Trade Date:	August 26, 2009
Original Issue Date:	August 31, 2009
CUSIP Number:	282645RN2

For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-2 and “Specific Terms of the Securities” beginning on page  P-20. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

Investing in the securities involves risks. See “Risk Factors” beginning on page P-13.

	Per Security	Total
Maximum Public Offering Price	$1,000.00	$7,759,000.00
Maximum Underwriting Discount and Commission	$20.00	$155,180.00
Maximum Proceeds to Eksportfinans ASA	$980.00	$7,603,820.00

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

Wells Fargo Securities

The date of this pricing supplement is August 26, 2009

Summary Information

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Access Securities with Capped Upside & Buffered Downside Linked to the Performance of a Basket of Exchange Traded Funds due March 1, 2011 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities, the funds to which the performance of the securities is linked, the initially equally-weighted basket composed of these funds, which we refer to as the Basket, and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on March 1, 2011. The return on the securities will be linked to the performance of a Basket of four funds. The securities will bear no interest and no other payments will be made until maturity.

Each component fund will initially represent ¼ of the Basket. The initial fractional amount of each component fund included in the Basket is determined by an exchange ratio calculated so that each component fund is initially equally weighted in the Basket based on the closing price per share of each component fund on the trade date. The exchange ratio of each component fund is fixed and will not change during the term of the securities. The component funds and their respective Bloomberg symbols are set forth below:

•         the SPDR Trust, Series 1 (SPY);

•         the iShares MSCI EAFE IndexSM Fund (EFA);

•         the iShares Russell 2000® Index Fund (IWM); and

•         the iShares S&P MidCap 400 Index™ Fund (IJH).

The component funds will not change during the term of the securities, except as described under “Specific Terms of the Securities — Discontinuation of / Adjustments to a Component Fund” on page P-25.

As discussed in the accompanying prospectus, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page  P-20.

Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

No, the securities do not guarantee any return of principal at maturity. If the final Basket value is less than the buffer level, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security times the relative return of the Basket times 1.17647, and will be less than the principal amount of the securities. Accordingly, if the value of the Basket declines in this manner, you will lose some or all of your principal.

What will I receive upon maturity of the securities?

At maturity, for each security you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled depends on the percentage change in the value of the Basket calculated based on the final Basket value (as defined below) relative to the initial Basket value (as defined below).

The maturity payment amount for each security will be determined by the calculation agent as described below:

•         If the final Basket value is greater than the initial Basket value, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the supplemental payment.

The supplemental payment is equal to the issue price of $1,000.00 times the Basket performance. However, in no event may the supplemental payment exceed an amount of $160.00 per security, which will result in a maximum maturity payment amount per security of $1,160.00 (the maximum maturity payment amount).

The Basket performance is equal to the percentage increase in the value of the Basket from the initial Basket value to the final Basket value, and can be expressed by the following formula:

(final Basket value – initial Basket value)

initial Basket value

•         If the final Basket value is less than or equal to the initial Basket value but greater than or equal to the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.00.

•         If the final Basket value is less than the buffer level, the maturity payment amount per security will equal:

$1,000.00 Í relative return of the Basket Í multiplier

If the final Basket value is less than the buffer level, the amount you will receive at maturity will equal the issue price of $1,000.00 per security times the relative return of the Basket times 1.17647, and will be less than the principal amount of the securities. If the final Basket value is zero, the maturity payment amount will be zero.

The relative return of the Basket equals the final Basket value divided by the initial Basket value.

The buffer level is 850.00, which is 85.00% of the initial Basket value.

The multiplier is 1.17647.

The initial Basket value is $1,000.00.

The final Basket value will be determined by the calculation agent and will be the closing value of the Basket on the valuation date.

The closing value of the Basket on a relevant date will be determined by the calculation agent and will equal the sum of the products of (1) the exchange ratio of each component fund and (2) the closing price per share of the respective component fund on the relevant date.

The closing price for one share of each component fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

•        if shares of the component fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the component fund (or any such other security) are listed or admitted to trading, or

•        if shares of the component fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of a component fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the component fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of a component fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the component fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

The market price per share of a component fund at any time during any trading day during the regular business hours of the relevant exchange for the component fund, is the latest reported sales price per share of the component fund on the relevant exchange for the component fund at that time, as determined by the calculation agent.

A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the NYSE Arca, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

A disrupted day means any trading day on which a relevant exchange or related exchange fails to open for trading during its regular trading session or on which a market disruption event has occurred.

A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

The relevant exchange, for each component fund, is the primary United States securities exchange or organized market of trading for the shares of the component fund. If certain events occur as described below under “Specific Terms of the Securities — Discontinuation of / Adjustments to a Component Fund”, the relevant exchange for the affected component fund will be the exchange or securities market on which a successor fund that is a listed exchange traded fund is principally traded, or the exchanges or securities markets on which the stocks used for the purposes of calculating a substitute price for the affected component fund are principally traded, as applicable, as determined by the calculation agent. The relevant exchange for each component fund as of the date hereof is the NYSE Arca.

The table below provides the following information for each component fund in the Basket: the name of the component fund, the exchange ratio for the component fund, the closing price per share of the component fund on the trade date, the component fund’s initial percentage basket weighting and its initial dollar value of the Basket:

Component Fund	Exchange Ratio	Closing Price on Trade Date	Basket Weighting	Initial Dollar Value
SPDR Trust, Series 1	2.423185034	$103.17	25.00%	$250.00
iShares MSCI EAFE IndexSM Fund	4.749240122	$52.64	25.00%	$250.00
iShares Russell 2000® Index Fund	4.272773885	$58.51	25.00%	$250.00
iShares S&P MidCap 400 Index™ Fund	3.790175864	$65.96	25.00%	$250.00
Total			100.00%	$1,000.00

The exchange ratio for each component fund is the number used to convert the closing price per share of that component fund into its value in the Basket based on its percentage basket weighting and equals (1) the initial dollar value of each component fund divided by (2) the closing price per share of that component fund on the trade date. The initial dollar value of each component fund will be equal to the percentage of the initial basket weighting, in each case 25.00% times the $1,000.00 principal amount per security. The exchange ratio for each component fund will remain constant for the term of the securities.

The valuation date is February 22, 2011. However, if that day occurs on a day that is a disrupted day with respect to a component fund, then the valuation date for such component fund will be postponed until the next succeeding trading day that is not a disrupted day for such component fund; provided that in no event will the valuation date with respect to a component fund be postponed by more than five trading days. If the valuation date with respect to a component fund is postponed to the last possible day but that day is a disrupted day, that date will nevertheless be the valuation date with respect to that component fund. If the valuation date with respect to a component fund is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

You should understand that the opportunity to benefit from the possible increase in the value of one or more of the component funds through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 16.00% over the principal amount of the securities. However, if the final Basket value is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the value of the Basket decreases in this manner, you will lose some or all of your principal.

What is the multiplier and how does it work?

The multiplier of 1.17647 is used in the calculation of the maturity payment amount if the final Basket value is less than the buffer level. The effect of the multiplier in these circumstances is to provide a return on the securities that is greater than the price return on the Index as of the valuation date by 17.647%. For example, if the Basket declines by 30.00% as of the valuation date (i.e., the final Basket value divided by the initial Basket value is 0.70), the maturity payment amount would be $823.53, which is 17.647% higher than the price return of the Index (i.e., $1,000.00 times 0.70 times the multiplier of 1.17647). You should note that, as the Basket performance declines, the dollar value of the outperformance of the securities relative to the price return of the Basket declines as well, because the multiplier only acts to increase the return on a percentage basis. This effect is illustrated in the section entitled “Hypothetical Returns” below. If the final Basket value is zero, the maturity payment amount will be zero.

Hypothetical Examples

Set forth below are four hypothetical examples of the calculation of the maturity payment amount based on the following:

Initial Basket value: 1,000.00

Maximum maturity payment amount: $1,160.00

Buffer level: 850.00

Multiplier: 1.17647

Example 1—The hypothetical final Basket value is 70.00% of the initial Basket value:

Hypothetical final Basket value: 700.00

Maturity payment amount (per security) =	$1,000.00 Í	(700.00)	Í 1.17647	= $823.53
1,000.00

Since the hypothetical final Basket value is less than the buffer level, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security times the relative return of the Basket times 1.17647, and you would lose some of your principal. Although the Basket declined by 30.00% from the hypothetical initial Basket value to the hypothetical final Basket value, your total cash payment at maturity would be $823.53 per security, representing a 17.65% loss of the principal amount of your securities.

Example 2—The hypothetical final Basket value is 90.00% of the initial Basket value:

Hypothetical final Basket value: 900.00

    Maturity payment amount (per security) = $1,000.00

Since the hypothetical final Basket value is less than the initial Basket value but greater than the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.00.

Example 3—The hypothetical final Basket value is 110.00% of the initial Basket value:

Hypothetical final Basket value: 1,100.00

    Supplemental payment = $1,000.00 × Basket performance

= $1,000.00 Í	(1,100.00 – 1,000.00)	= $100.00
1,000.00

    Maturity payment amount (per security) = $1,000.00 + supplemental payment

  = $1,000.00 + $100.00 =  $1,100.00

Since the hypothetical final Basket value is greater than the initial Basket value, you would receive the principal amount of $1,000.00 plus the supplemental payment amount which equals $1,000.00 times the percentage change in the value of the Basket, subject to the maximum maturity payment amount of $1,160.00. Since the maturity payment amount in this example is less than the maximum maturity payment amount, your total cash payment at maturity would be $1,100.00 per security, representing a 10.00% return above the principal amount of your securities.

Example 4—The hypothetical final Basket value is 150.00% of the initial Basket value:

Hypothetical final Basket value: 1,500.00

    Supplemental payment = $1,000.00 × Basket performance

= $1,000.00 Í	(1,500.00 – 1,000.00)	= $500.00
1,000.00

Maturity payment amount (per security) = $1,000.00 + supplemental payment

= $1,000.00 + $500.00 =  $1,500.00; > $1,160.00.00

Since the hypothetical final Basket value is greater than the initial Basket value, you would receive the principal amount of $1,000.00 plus the supplemental payment amount which equals $1,000.00 times the percentage change in the value of the Basket times $1,000.00, subject to the maximum maturity payment amount of $1,160.00. Although the calculation of the maturity payment amount without taking into account the maximum payment amount would generate a result of $1,500.00 per security, your maturity payment amount would be limited to $1,160.00 per security, representing a 16.00% total return, because the payment on the securities at maturity may not exceed the maximum maturity payment amount.

Hypothetical Returns

The following table illustrates, for the initial Basket value and a range of hypothetical final Basket values:

•         the hypothetical maturity payment amount per security;

•         the hypothetical percentage change from the initial Basket value to the hypothetical final Basket value; and

•         the hypothetical total rate of return to beneficial owners of the securities.

The figures below are for purposes of illustration only. The actual maturity payment amount will depend on the actual final Basket value as determined by the calculation agent as described in this pricing supplement.

Hypothetical final Basket value	Hypothetical maturity payment amount per security(1)	Percentage change from the hypothetical initial Basket value to the hypothetical final Basket value	Hypothetical total rate of return on the securities
$700.00	$823.53	-30.00%	-17.65%
$725.00	$852.94	-27.50%	-14.71%
$750.00	$882.35	-25.00%	-11.76%
$775.00	$911.76	-22.50%	-8.82%
$800.00	$941.18	-20.00%	-5.88%
$825.00	$970.59	-17.50%	-2.94%
$850.00 (2)	$1,000.00	-15.00%	0.00%
$875.00	$1,000.00	-12.50%	0.00%
$900.00	$1,000.00	-10.00%	0.00%
$925.00	$1,000.00	-7.50%	0.00%
$950.00	$1,000.00	-5.00%	0.00%
$975.00	$1,000.00	-2.50%	0.00%
$1,000.00 (3)	$1,000.00	0.00%	0.00%
$1,025.00	$1,025.00	2.50%	2.50%
$1,050.00	$1,050.00	5.00%	5.00%
$1,075.00	$1,075.00	7.50%	7.50%
$1,100.00	$1,100.00	10.00%	10.00%
$1,125.00	$1,125.00	12.50%	12.50%
$1,150.00	$1,150.00	15.00%	15.00%
$1,175.00	$1,160.00	17.50%	16.00%
$1,200.00	$1,160.00	20.00%	16.00%
$1,225.00	$1,160.00	22.50%	16.00%
$1,250.00	$1,160.00	25.00%	16.00%
$1,275.00	$1,160.00	27.50%	16.00%
$1,300.00	$1,160.00	30.00%	16.00%
$1,325.00	$1,160.00	32.50%	16.00%
$1,350.00	$1,160.00	35.00%	16.00%
$1,375.00	$1,160.00	37.50%	16.00%
$1,400.00	$1,160.00	40.00%	16.00%
$1,425.00	$1,160.00	42.50%	16.00%
$1,450.00	$1,160.00	45.00%	16.00%
$1,475.00	$1,160.00	47.50%	16.00%
$1,500.00	$1,160.00	50.00%	16.00%
$1,525.00	$1,160.00	52.50%	16.00%

(1)        Based on a maximum maturity payment amount of $1,160.00.

(2)        This is the buffer level.

(3)        This is the initial Basket value.

The following graph sets forth the return at maturity for a range of final Basket values based on a maximum maturity payment amount of $1,160.00 per $1,000.00 security (16.00% over the principal amount).

Return Profile of Access Securities vs. the Basket

Who should or should not consider an investment in the securities?

We have designed the securities for investors who seek exposure to the component funds who believe that the price per share of the component funds will increase over the term of the securities and who want to participate in the possible appreciation of the Basket (measured by the percentage change in the value of the Basket based on the final Basket value relative to the initial Basket value), subject to the maximum maturity payment amount of 16.00% over the principal amount of the securities, who want to protect their investment in the event that the Basket declines no more than 15.00% (based on the final Basket value relative to the initial Basket value); who understand that, if the final Basket value is less than the buffer level, they will lose money on their investment and, although their return on the investment will be approximately 17.647% greater than the return on the Basket, they should be willing to risk up to 100.00% of their investment since that excess return is not a fixed dollar amount, and who are willing to hold their securities until maturity. The actual maximum maturity payment amount will be determined on the trade date.

The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment and who are unwilling to make an investment exposed to any downside performance risk of the Basket. This may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the value of the Basket, dividend yields of the component common stocks underlying the indices comprising or held by the component funds, the time remaining to maturity of the securities, interest rates, applicable currency exchange rates and the volatility of the component funds. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-15.

Who publishes the four component funds and what do the component funds measure?

1. SPDR Trust, Series 1

According to publicly available information, the SPDR Trust, Series 1 (the SPDR Trust) is a unit investment trust that issues securities called “Standard & Poor's Depositary Receipts” or “SPDRS”. The Trust is organized under the laws of the State of New York and is governed by an amended and restated trust agreement between State Street Bank and Trust Company (the SPDR Trustee) and PDR Services LLC (the Fund 1 Sponsor). The SPDR Trust seeks investment results that correspond generally to the price and yield performance, before fees and expenses, and with certain variations for timing mismatches the S&P 500 Index®. The S&P 500 Index® is published by Standard & Poor's Financial Services LLC (the Index 1 Sponsor, Standard & Poor's or S&P) and it measures the composite price performance of stocks of 500 companies domiciled in the United States and its territories.

The SPDR Trust is managed by the Fund 1 Sponsor without regard to the securities. In addition, the S&P 500 Index® is determined, calculated and maintained by the Index 1 Sponsor without regard to the securities.

2. iShares MSCI EAFE IndexSM Fund

According to publicly available information, the iShares MSCI EAFE IndexSM Fund (the EAFE Fund) is an investment fund that is part of iShares® Trust (iShares®) and is managed by Barclays Global Fund Advisors (BGFA or the Fund 2 Sponsor). The EAFE Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The MSCI EAFE IndexSM has been developed by Morgan Stanley Capital International, Inc. (MSCI or the Index 2 Sponsor) as an equity benchmark for international stock performance and includes stocks from Europe, Australasia and the Far East.

The EAFE Fund is managed by the Fund 2 Sponsor without regard to the securities. In addition, the MSCI EAFE IndexSM is determined, calculated and maintained by the Index 2 Sponsor without regard to the securities.

3. iShares Russell 2000 Index® Fund

According to publicly available information, the iShares Russell 2000 Index® Fund (the Russell Fund) is an investment fund that is part of iShares® Trust (iShares®) and is managed by Barclays Global Fund Advisors (BGFA or the Fund 3 Sponsor). The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index . The Russell 2000® Index is published by the Frank Russell Company (Russell or the Index 3 Sponsor) and it measures the composite price performance of stocks of 2,000 companies domiciled in the United States and its territories.

The Russell Fund is managed by the Fund 3 Sponsor without regard to the securities. In addition, the Russell 2000® Index is determined, calculated and maintained by the Index 3 Sponsor without regard to the securities.

4. iShares S&P MidCap 400 Index™ Fund

According to publicly available information, the iShares S&P MidCap 400 Index™ Fund (the MidCap Fund) is an investment fund that is part of iShares® Trust (iShares®) and is managed by Barclays Global Fund Advisors (BGFA or the Fund 4 Sponsor). The MidCap Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of U.S. mid-cap stocks, as represented by the S&P MidCap 400 Index™. The MidCap 400 Index™ is published by Standard & Poor's Financial Services LLC (the Index 4 Sponsor, Standard & Poor's or S&P) and measures the performance of the mid-capitalization sector of the U.S. equity market.

The MidCap Fund is managed by the Fund 4 Sponsor without regard to the securities. In addition, the S&P MidCap 400 Index™ is determined, calculated and maintained by the Index 4 Sponsor without regard to the securities.

How has the Basket performed historically?

You can find a table with the high, low and closing levels of each component fund during each calendar quarter from calendar year 2004 to the present in the section entitled “The Basket” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the component funds as an indication of how the component funds or the Basket will perform in the future.

In addition, you can find a table with the hypothetical high, low and closing values of the Basket, during each calendar quarter from 2004 to the present in the section entitled “The Basket” in this pricing supplement. We have provided this hypothetical historical information to help you evaluate how the Basket would have performed in the recent past, however the hypothetical past performance of the Basket is not indicative of how the Basket will perform in the future.

What about taxes?

The treatment of the securities for United States Federal income tax purposes is uncertain. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Basket subject to the “constructive ownership” rules of Section 1260 of the Internal Revenue Code. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

For further discussion, see “Supplemental Tax Considerations” below and “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

Yes, an investment in the securities is subject to significant risks, including the risk of loss of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page  P-13.

Risk Factors

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors — Risks Related to Indexed Notes” in the accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the component common stocks, i.e., the common stocks underlying the indices comprising, or held by, the component funds to which your securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the value of the Basket based on the final Basket value relative to the initial Basket value. Because the value of the Basket is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the final Basket value is less than the initial Basket value, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the value of the Basket decreases in this manner, you will lose a proportion or all of your principal.

You will not receive interest payments on the securities

You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the value of the Basket based on the final Basket value relative to the initial Basket value.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will not reflect the return of owning the common stocks underlying the indices comprising, or held by, the component funds or shares of the component funds

You should understand that the opportunity to participate in the possible appreciation in the value of the Basket through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 16.00% over the principal amount of the securities. Although any positive return on the securities is based on $1,000.00 times the percentage increase in the value of the Basket, in no event will the amount you receive at maturity be greater than the maximum maturity payment amount of $1,160.00 per security. However, if the final Basket value is less than the buffer level, you will lose some or all of your principal.

Owning the securities is not the same as owning the common stocks underlying the indices comprising, or common stocks held by, the component funds or shares of the component funds

The return on your securities will not reflect the return you would realize if you actually owned and held the common stocks underlying the indices comprising, or common stocks held by, the component funds or shares of the component funds. First, because the maturity payment amount will be determined based on the performance of the Basket, which consists of four initially equally weighted component funds, the return on the securities will not directly take into account the value of any dividends that may be paid on such underlying common stocks or that may be paid to direct holders of shares of the funds on a pro rata basis based on dividends accumulated on common stocks held by the component funds. Second, as a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on such underlying common stocks or that may be paid to direct holders of shares of the funds on a pro rata basis based on dividends accumulated on common stocks held by the component funds, nor will you have voting rights or any other rights that holders of such underlying common stocks may have. Even if the value of the Basket increases above the initial Basket value during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the value of the Basket to increase while the market value of the securities declines.

The maturity payment amount for the securities will not be adjusted for any change in currency exchange rates

Although the common stocks included in the MSCI indices comprising the MSCI EAFE IndexSM underlying the EAFE Fund are traded in currencies other than U.S. dollars and the securities are denominated in U.S. dollars, the maturity payment amount will not be adjusted for any change in the currency exchange rate between other currencies and the U.S. dollar. Changes in exchange rates, however, may reflect changes in the economy that in turn may affect the maturity payment amount for the securities. The maturity payment amount will be based solely on the percentage change in the value of the Basket from the initial Basket value to the final Basket value, which may be negative.

There may not be an active trading market for the securities

The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the value of the Basket. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. For example, a change in the volatility of the component funds may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the market price per share of one or more component funds or an increase in the value of the Basket. In addition, a change in interest rates may offset other factors that would otherwise change the value of the Basket, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend substantially on the amount, if any, by which the final Basket value exceeds or does not exceed the initial Basket value. If you choose to sell your securities when the value of the Basket exceeds the initial Basket value, you may receive substantially less than the amount that would be payable at maturity based on this level because of the expectation that the Basket will continue to fluctuate until the final Basket value is determined. We believe that other factors that may also influence the value of the securities include:

•         the volatility (frequency and magnitude of changes in the market price per share) of the component funds and, in particular, market expectations regarding the volatility of the component funds;

•         interest rates in the U.S. market and in the European, Australasian and Asian markets;

•         the dividend yields of the common stocks included in the indices comprising, or held by, the component funds;

•         our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

•         changes that affect the component funds or their underlying indices, such as additions, deletions or substitutions;

•         the time remaining to maturity; and

•         geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the market price per share of the component funds.

The correlation between the performance of the component funds and the performance of their underlying indices may be imperfect

The component funds use a representative sampling strategy to track the performance of their respective underlying indices which may give rise to tracking error, i.e., the discrepancy between the performance of the underlying indices and the performance of the respective component funds. In addition, because the shares of each of the component funds are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of one or more component funds may differ from the net asset value per share of such component funds. Because of the potential discrepancies identified above, the returns on the component funds may not correlate perfectly with the returns on their underlying indices over the same period. For more information, see “The Basket” on page P-29.

An investment in the securities is subject to risks associated with non-U.S. securities markets.

The component stocks included in the MSCI indices comprising the MSCI EAFE IndexSM underlying the EAFE Fund have been issued by foreign companies in 21 developed countries in Europe, Asia, Australia and the Far East. An investment in securities linked to the value of foreign equity securities involves particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than there is about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Because foreign exchanges may be open on days when the EAFE Fund is not traded, the value of the securities underlying the EAFE Fund may change on days when shareholders will not be able to purchase or sell the EAFE Fund’s shares.

We have no affiliation with the fund sponsors and are not responsible for their public disclosure of information

We are not affiliated with the fund sponsors in any way and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the component funds. If one or more fund sponsors discontinues or suspends the calculation of one or more component funds, it may become difficult to determine the market value of the securities or the maturity payment amount. The calculation agent may designate one or more successor funds selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor fund comparable to the affected component fund exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page P-24 and “Specific Terms of the Securities — Discontinuation of / Adjustments to a Component Fund” on page P-25. The fund sponsors are not involved in the offer of the securities in any way and have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities.

Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of any fund sponsor. None of the money you pay for your securities will go to any fund sponsor. Since the fund sponsor are not involved in the offering of the securities in any way, they have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The fund sponsor may take actions that will adversely affect the market value of the securities.

We have derived the information about the fund sponsor and the component funds in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the component funds or the fund sponsors contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the component funds and the fund sponsors.

We have no affiliation with the index sponsors and are not responsible for their public disclosure of information

We are not affiliated in any way with the sponsors of the indices comprising the component funds and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the indices comprising the component funds. If one or more index sponsors discontinues or suspends the calculation of their respective indices, it may become difficult to determine the market value of the securities or the maturity payment amount. The calculation agent may designate one or more successor indices, as applicable, selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to an affected underlying index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. The index sponsors are not involved in the offer of the securities in any way and have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities.

Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the index sponsors. None of the money you pay for your securities will go to any index sponsor. Since the index sponsors are not involved in the offering of the securities in any way, they have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The index sponsors may take actions that will adversely affect the market value of the securities.

We have derived the information about the index sponsors and the underlying indices in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the underlying indices or the index sponsors contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the underlying indices and the index sponsors.

The Basket is not a recognized market index and may not accurately reflect global market performance

The Basket is not a recognized market index. The Basket was created solely for purposes of the offering of the securities and will be calculated solely during the term of the securities. The Basket does not reflect the performance of the securities markets on which the common stocks underlying each index comprising the component funds or that are held by the component funds are traded.

Changes in the market price per share of the component funds may offset each other

Movements in the market price per share of the component funds may not correlate with each other. At a time when the price of one or more of the component funds increases, the price of other component funds may not increase as much or may even decline. Therefore, in calculating the value of the Basket, increases in the prices for some of the component funds may be moderated, or be more than offset, by lesser increases or decreases in the prices for the other component funds.

You cannot predict the future performance of any of the component funds or of the Basket as a whole, or whether an increase in the prices of one or more of the component funds will be offset by a decrease in the prices of any of the other component funds, based on their historical performance.

Historical prices of the component funds should not be taken as an indication of the future prices of the component funds during the term of the securities

The trading prices of the common stocks underlying the indices comprising, or common stocks held by, the component funds will determine the market price per share of each component fund and thereby the Basket value at any given time. As a result, it is impossible to predict whether the value of the Basket will rise or fall. Trading prices of such underlying common stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of such underlying common stocks.

Hedging transactions may affect the return on the securities

As described below under “Use of Proceeds and Hedging” on page  P-46, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing common stocks underlying the indices comprising, or held by, the component funds, futures or options on the component funds or such underlying common stocks, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of such underlying common stocks or the value of the Basket, and may adjust these hedges by, among other things, purchasing or selling such underlying common stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked to the component funds or such underlying common stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of such underlying common stocks and/or the market price per share of the component funds or the value of the Basket and, therefore, the market value of the securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

Wells Fargo Securities, LLC and its affiliates may engage in trading activities related to the component funds that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in account under their management. These trading activities could be adverse to the interests of the holders of the securities.

Affiliates of the agent may presently or from time to time engage in business with one or more of the issuers of component common stocks included in the indices comprising, or held by, the component funds. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, affiliates of the agent may acquire non-public information relating to these companies and, in addition, one or more affiliates of the agent may publish research reports about these companies. The agent does not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of such underlying common stocks. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The composition of the issuers of such underlying common stocks does not reflect any investment or sell recommendations of affiliates of the agent.

The calculation agent may postpone the valuation date and, therefore, determination of the final Basket value and the maturity date if a market disruption event occurs on the valuation date

The valuation date and, therefore, determination of the final Basket value may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to a component fund. If a postponement occurs, the calculation agent will use the closing price per share of the affected component fund on the next succeeding trading day on which no market disruption event occurs or is continuing for purposes of calculating the final Basket value. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the closing price per share of any component fund after the valuation date. See “Specific Terms of the Securities — Market Disruption Event” beginning on page  P-24.

Tax consequences are uncertain

The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (the Treasury) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the securities even though you will not receive any payments with respect to the security until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” on page P-43.

Specific Terms of the SECURITIES

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Principal Amount:	$1,000.00

Aggregate Principal Amount:	$7,759,000.00

Agent:	Wells Fargo Securities, LLC

The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	August 26, 2009

Original Issue Date:	August 31, 2009

Maturity Date:	March 1, 2011. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Valuation Date:

February 22, 2011. However, if that day occurs on a day that is a disrupted day with respect to a component fund, then the valuation date will be postponed until the next succeeding trading day that is not a disrupted day for such component fund; provided that in no event will the valuation date with respect to a component fund be postponed by more than five trading days. If the valuation date with respect to a component fund is postponed to the last possible day but that day is a disrupted day, that date will nevertheless be the valuation date with respect to that component fund. If the valuation date with respect to a component fund is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

The Underlying Basket:

The return on the securities, in excess of the principal amount, is linked to the performance of an initially equally-weighted basket (the Basket) consisting of shares of the following four exchange traded funds: the SPDR Trust, Series 1 (the SPDR Trust), the iShares MSCI EAFE Indexsm Fund (the EAFE Fund ), the iShares Russell 2000® Index Fund (the Russell Fund) and the iShares S&P MidCap 400 Index™ Fund (the MidCap Fund) (each, a component fund).

Payment at Maturity:

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the value of the Basket based on the final Basket value relative to the initial Basket value.

The maturity payment amount for each security will be determined by the calculation agent as described below:

•         If the final Basket value is greater than the initial Basket value, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the supplemental payment.

•         If the final Basket value is less than or equal to the initial Basket value but greater than or equal to the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.00.

•         If the final Basket value is less than the buffer level, the maturity payment amount per security will equal:

$1,000.00 × relative return of the Basket × multiplier

If the final Basket value is less than the buffer level, you will lose some or all of your principal. If the final Basket value is zero, the maturity payment amount will be zero.

You should understand that the opportunity to benefit from the possible increase in the value of the Basket through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 16.00% over the principal amount of the securities. However, if the final Basket value is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the value of the Basket decreases in this manner, you will lose some or all of your principal.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in the City of New York, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York, in the same amount and with the same effect as if paid on the original due date.

Supplemental payment:

$1,000.00 times the Basket Performance. However, in no event may the supplemental payment exceed $160.00 per security, which will result in a maximum maturity payment amount per security of $1,160.00 (the maximum maturity payment amount).

Basket Performance:

The percentage increase in the value of the Basket from the initial Basket value to the final Basket value, expressed by the following formula:

(final Basket value – initial Basket value)

initial Basket value

Relative return of the Basket:	The final Basket value divided by the initial Basket value.

Buffer level:	850.00, which is 85.00% of the initial Basket value (to be determined on the trade date).

Multiplier:	1.17647

Initial Basket value	1,000.

Final Basket value:	The closing value of the Basket on the valuation date, as determined by the calculation agent.

Closing value:

The closing value of the Basket on a relevant date will be determined by the calculation agent and will equal the sum of the products of (1) the exchange ratio of each component fund and (2) the closing price per share of the respective component fund on the relevant date.

Closing price:

The closing price for one share of each component fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

•         if shares of the component fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the component fund (or any such other security) are listed or admitted to trading, or

•         if shares of the component fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of a component fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the component fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of a component fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the component fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Market price:

The market price per share of a component fund at any time during any trading day during the regular business hours of the relevant exchange for the component fund will be the latest reported sales price per share of the component fund on the relevant exchange at that time, as determined by the calculation agent.

Relevant exchange:

The primary U.S. securities organized exchange or market of trading for the shares of each component fund. If certain events occur as described below under "Specific Terms of the Securities — Discontinuation of / Adjustments to a Component Fund", the relevant exchange for the affected component fund will be the exchange or securities market on which the successor fund that is a listed exchange traded fund is principally traded, or the exchanges or securities markets on which the stocks used for the purposes of calculating a substitute price for the affected component fund are principally traded, as applicable, as determined by the calculation agent. The relevant exchange as of the date hereof for each of the component funds is the NYSE Arca.

Exchange ratio:

For each component fund, the exchange ratio is the number used to convert the closing price per share of that component fund into its value in the Basket based on its initial percentage weight and equals (1) the initial dollar value of each component fund divided by (2) the closing price per share of that component fund on the trade date. The initial dollar value of each component fund will be equal to the percentage of the initial basket weighting, in each case 25.00% times the $1,000.00 principal amount per security, as shown in the table below. The exchange ratio for each component fund will remain constant for the term of the securities.

Component Fund	Exchange Ratio	Closing Price on Trade Date	Basket Weighting	Initial Dollar Value
SPDR Trust	2.423185034	$103.17	25.00%	$250.00
EAFE Fund	4.749240122	$52.64	25.00%	$250.00
Russell Fund	4.272773885	$58.51	25.00%	$250.00
MidCap Fund	3.790175864	$65.96	25.00%	$250.00
Total			100.00%	$1,000.00

Market disruption event:

A market disruption event with respect to any component fund means the occurrence or existence of any of the following events:

•        a suspension, absence or material limitation of trading in shares of the affected component fund on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•        a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the affected component fund, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•        the shares of the affected component fund do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the affected component fund, as determined by the calculation agent in its sole discretion; or

•        any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Wells Fargo Securities, LLC or any of its hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that Wells Fargo Securities, LLC or its hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

•        a limitation on the hours or number of days of trading in shares of a component fund on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•        a decision to permanently discontinue trading in the option or futures contracts relating to shares of a component fund.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to shares of a component fund, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of a component fund, if available, in the primary market for those contracts, by reason of any of:

•        a price change exceeding limits set by that market;

•        an imbalance of orders relating to those contracts; or

•        a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to a component fund in the primary market for those contracts.

Discontinuation of / Adjustments to a component fund:

If a fund sponsor discontinues operation of a component fund or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to such component fund (a successor fund), then, upon the calculation agent’s notification of any determination to the trustee and Eksportfinans, the calculation agent will substitute the successor fund as established or designated by that fund sponsor or another entity for the affected component fund and calculate the final Basket value as described above under “— Payment at Maturity”. Upon any selection by the calculation agent of a successor fund for an affected component fund, Eksportfinans will cause notice to be given to holders of the securities.

If a fund sponsor discontinues operation of a component fund and:

•        the calculation agent does not select a successor fund, or

•        the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for shares of the affected component fund in accordance with the procedures last used to calculate the price of one share of the affected component fund before any discontinuation but using only those stocks that were held by the affected component fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for shares of the affected component fund as described below, the successor fund or price will be used as a substitute for shares of the affected component fund for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the relevant fund sponsor decides to re-establish the affected component fund, unless the calculation agent in its sole discretion decides to use such re-established component fund.

If a fund sponsor discontinues a component fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

•        the determination of the final Basket value, or

•        a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price per share of the affected component fund that would be used in computing the final Basket value for purposes of determining the payment at maturity as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of a component fund would be expected to adversely affect the price and liquidity of and trading in the securities.

If at any time the method of calculating the price of the shares of a component fund or the price of the successor fund, changes in any material respect, or if a component fund or successor fund is in any other way modified so that the affected component fund or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the shares of the affected component fund had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City, New York, on each date that the closing price of the shares of the affected component fund is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the affected component fund or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the affected component fund or such successor fund, as so adjusted. Accordingly, if the method of calculating the affected component fund or a successor fund is modified and has a dilutive or concentrative effect on the price of such affected component fund e.g., due to a split, then the calculation agent will adjust such fund in order to arrive at a price of such affected component fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Eksportfinans will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding any component fund or any successor fund or as to modifications, adjustments or calculations by any fund sponsor or any successor entity in order to arrive at the price of the shares of a component fund or any successor fund.

Calculation agent:

Wells Fargo Securities, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York).

Business day:

For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:

A day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the NYSE Arca, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Disrupted day:	Any trading day on which a relevant exchange or related exchange fails to open for trading during its regular trading session or on which a market disruption event has occurred.

Tax redemption:	No

Additional amounts payable:	No

Authorized denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Form of securities:	Book-entry

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Failure to pay maturity payment amount when due:

In the event we fail to pay the maturity payment amount on the maturity date, any overdue payment in respect of the maturity payment amount of any note on the maturity date will bear interest until the date upon which all sums due in respect of such notes are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBO page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

The securities are not renewable notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

THE BASKET

The Basket is an initially equally-weighted basket consisting of shares of the following four exchange traded funds: the SPDR Trust, Series 1 (Bloomberg symbol: SPY), the iShares MSCI EAFE Indexsm Fund (Bloomberg symbol: EAFE), the iShares Russell 2000® Index Fund (Bloomberg symbol: IWM ) and the iShares S&P MidCap 400 Index™ Fund (Bloomberg symbol: IJH).

The SPDR Trust, Series 1

We have derived all information regarding the SPDR Trust, Series 1, a unit investment trust (the SPDR Trust), contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to changes by PDR Services LLC. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The SPDR Trust is an exchange traded fund designed to generally correspond to the price and yield performance of the S&P 500 Index®. The SPDR Trust is organized under New York law and is governed by a trust agreement between The Bank of New York Mellon and PDR Services LLC. The SPDR Trust issues securities called Standard & Poor's Depositary Receipts™ (SPDRs). SPDRs represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P 500 Index®. Information filed by SPDRs with the SEC under the Securities Exchange Act can be found by reference to its SEC file number: 033-46080. SPDRs are listed on the NYSE Arca under ticker symbol "SPY."

The S&P 500 Index®

The S&P 500 Index® was developed by Standard & Poor's Financial Services LLC (Standard & Poor’s, S&P or Index 1 Sponsor) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500 Index® at any time.

The S&P 500 Index® is determined, comprised and calculated by S&P without regard to the SPDR Trust or the securities. As of July 31, 2009, 411 companies or 80.7% of the Index traded on the New York Stock Exchange and 89 companies or 19.3% of the S&P 500 Index® traded on The NASDAQ Stock Market. As of July 31, 2009, the aggregate market value of the 500 companies included in the Index represented approximately 77% of the aggregate market value of stocks included in the Standard & Poor's Stock Guide Database of domestic common stocks traded in the United States, excluding American depositary receipts and shares of real estate investment trusts, limited partnerships and mutual funds. Standard & Poor's chooses companies for inclusion in the S&P 500 Index® with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index® with the number of companies as of July 31, 2009 included in each group indicated in parentheses: consumer discretionary (81), consumer staples (41), energy (40), financials (79), health care (53), industrials (58), information technology (76), materials (28), telecommunication services (9) and utilities (35). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index® to achieve the objectives stated above.

The level of the S&P 500 Index® at any time does not reflect the payment of dividends on the component stocks included in the S&P 500 Index®. Because of this factor, the return on the notes will not be the same as the return you would receive if you were to purchase these component stocks and hold them for a period equal to the term of the offered notes.

Historical Closing Prices Per Share of the SPDR Trust

Since its inception, the price of the SPDR Trust has experienced significant fluctuations. Any historical upward or downward trend in the closing price per share of the SPDR Trust during any period shown below is not an indication that the closing price per share of the SPDR Trust is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of the SPDR Trust do not give an indication of future performance of the SPDR Trust. We cannot make any assurance that the future performance of the SPDR Trust or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing prices per share of the SPDR Trust listed below from Bloomberg Financial Markets without independent verification. The actual prices per share of the Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

The following table sets forth the published quarterly high, low and quarter end closing price per share (in U.S. dollars) of the SPDR Trust at the end of each quarter from January 1, 2004 through June 30, 2009 and the period from July 1, 2009 to August 26, 2009. On August 26, 2009, the closing price per share of the SPDR Trust was $103.17. This historical data on the SPDR Trust is not indicative of the future price per share of the SPDR Trust or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the SPDR Trust during any period set forth below is not any indication that the price per share of the SPDR Trust is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High Intra-Day, Low Intra-Day and Quarter-End Closing Price of the SPDR Trust

Quarter-Start Date	Quarter-End Date	High Inter-Day Price of the SPDR Trust	Low Inter-Day Price of the SPDR Trust	Quarter-End Closing Price of the SPDR Trust
01/01/2004	03/31/2004	116.04	109.14	112.77
04/01/2004	06/30/2004	114.93	108.51	114.19
07/01/2004	09/30/2004	113.32	106.53	111.43
10/01/2004	12/31/2004	121.36	109.54	120.87

01/01/2005	03/31/2005	122.79	116.53	117.96
04/01/2005	06/30/2005	121.57	113.80	119.18
07/01/2005	09/30/2005	124.72	119.48	123.04
10/01/2005	12/31/2005	127.81	117.43	124.51

01/01/2006	03/31/2006	131.03	125.48	129.83
04/01/2006	06/30/2006	132.62	122.55	127.23
07/01/2006	09/30/2006	133.74	123.34	133.58
10/01/2006	12/31/2006	143.12	133.08	141.62

01/01/2007	03/31/2007	146.04	137.35	142.00
04/01/2007	06/30/2007	154.10	142.16	150.43
07/01/2007	09/30/2007	155.07	141.04	152.58
10/01/2007	12/31/2007	156.48	140.95	146.21

01/01/2008	03/31/2008	144.93	128.00	131.97
04/01/2008	06/30/2008	143.05	127.53	127.98
07/01/2008	09/30/2008	130.71	111.38	115.99
10/01/2008	12/31/2008	116.06	75.45	90.24

01/01/2009	03/31/2009	93.47	68.11	79.52
04/01/2009	06/31/2009	95.08	81.06	91.95
07/01/2009	08/26/2009	103.17	87.96	103.17

iShares MSCI EAFE IndexSM Fund

We have obtained all information regarding the iShares® MSCI EAFE IndexSM Fund (the EAFE Fund) contained in this pricing supplement from publicly available information, including the iShares® prospectus for the EAFE Fund dated December 1, 2008 (the EAFE Fund Prospectus) and from iShares’ website.. That information reflects the policies of, and is subject to change by, iShares®. We do not assume any responsibility for the accuracy or completeness of such information, and the EAFE Fund Prospectus and iShares’ website ar e not, and should not be considered, incorporated by reference in this pricing supplement. As a prospective purchaser of the securities, you should undertake an independent investigation of the EAFE Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

“iShares®” is a registered trademark of Barclays Global Investors, N.A. and has not licensed Eksportfinans, Wells Fargo Securities, LLC, its subsidiaries nor its affiliates with regards to such information.

iShares® currently consists of over 90 investment portfolios. iShares® was organized as a Delaware statutory trust on December 16, 1999 and is authorized to have multiple series or portfolios. iShares® is an open-end management investment company, registered under the Investment Company Act of 1940, as amended. The offering of iShares®’s shares is registered under the Securities Act of 1933, as amended. The various funds under the control of iShares® are managed by Barclays Global Fund Advisors, a subsidiary of Barclays Global Investors, N.A. Information concerning the EAFE Fund provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively.

The EAFE Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The EAFE Fund’s investment objective may be changed without shareholder approval. The MSCI EAFE IndexSM has been developed by Morgan Stanley Capital International, Inc. (MSCI or the Index 2 Sponsor) as an equity benchmark for international stock performance and includes stocks from Europe, Australasia, and the Far East. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI EAFE IndexSM. The MSCI EAFE IndexSM is subject to change at any moment by MSCI. It is a capitalization-weighted index that aims to capture 85.00% of the (publicly available) total market capitalization. Component companies are adjusted for available float and must meet objective criteria for inclusion to the MSCI EAFE IndexSM, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. MSCI reviews its indices quarterly.

The EAFE Fund invests in a representative sample of securities included in the MSCI EAFE IndexSM that collectively has an investment profile similar to the MSCI EAFE IndexSM. Due to the use of representative sampling, the EAFE Fund may or may not hold all of the securities that are included in the MSCI EAFE IndexSM. The Fund has disclosed publicly that it intends to concentrate its investments in a particular industry or geographic region to approximately the same extent that the MSCI EAFE IndexSM is so concentrated. As of June 15, 2007, the EAFE Fund seeks to track the MSCI EAFE IndexSM calculated with net dividends reinvested. “Net dividends” means dividends after reduction for taxes withheld at the rate applicable to holders of the stock held by the Fund that are resident in Luxembourg. With respect to the EAFE Fund, such withholding rates may differ from that applicable to United States residents. The MSCI EAFE IndexSM is calculated on a real-time basis and disseminated at regular intervals throughout each day.

The EAFE Fund is classified as "non-diversified". A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the EAFE Fund may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

The EAFE Fund is managed by BGFA without regard to the securities and BGFA receives for its investment advisory services a fee at the annual rate of 0.34% with a shifting bonus structure to account for actual portfolio performance. In addition, the MSCI EAFE IndexSM is sponsored by MSCI without regard to the securities. The EAFE Fund is an exchange traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “EFA.”

Composition of the EAFE Fund

As of July 31, 2009, the top ten industry sectors in which the EAFE Fund had invested, and its top ten security holdings by company, were as follows:

Top ten industry sectors

1	Financials	25.31%
2	Industrials	11.34%
3	Consumer Discretionary	10.24%
4	Consumer Staples	9.84%
5	Materials	9.56%
6	Health Care	8.25%
7	Energy	8.13%
8	Utilities	5.98%
9	Telecommunication Services	5.97%
10	Information Technology	5.01%

Source: http://us.ishares.com/product_info/fund/overview/EFA.htm

Top ten security holdings*

1	HSBC Holdings PLC	1.91%
2	BP PLC	1.69%
3	Nestle SA-REG	1.63%
4	Total SA	1.29%
5	Banco Santander SA	1.26%
6	Toyota Motor Corp	1.25%
7	Roche Holding AG-Genusschein	1.22%
8	Vodafone Group PLC	1.17%
9	BHP Billiton Ltd	1.16%
10	Telefonica SA	1.15%

*Holdings are subject to change.

Source: http://us.ishares.com/product_info/fund/overview/EFA.htm

The price of the EAFE Fund at any time does not reflect the payment of dividends on the stocks included in the EAFE Fund or the MSCI EAFE IndexSM. Because of this factor, the return on the notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered notes.

Historical Closing Prices Per Share of the EAFE Fund

Since its inception, the price of the EAFE Fund has experienced significant fluctuations. Any historical upward or downward trend in the closing price per share of the EAFE Fund during any period shown below is not an indication that the closing price per share of the EAFE Fund is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of the EAFE Fund do not give an indication of future performance of the EAFE Fund. We cannot make any assurance that the future performance of the EAFE Fund or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing prices per share of the EAFE Fund listed below from Bloomberg Financial Markets without independent verification. The actual prices per share of the EAFE Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

The following table sets forth the published quarterly high, low and quarter end closing price per share of the EAFE Fund (in U.S. dollars) at the end of each quarter from January 1, 2004 through June 30, 2009 and the period from July 1, 2009 to August 26, 2009. On August 26, 2009, the closing price per share of the EAFE Fund was $52.64. This historical data on the EAFE Fund is not indicative of the future price per share of the EAFE Fund or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the EAFE Fund during any period set forth below is not any indication that the price per share of the EAFE Fund is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Quarter-End Closing Price of the EAFE Fund

Quarter-Start Date	Quarter-End Date	High Inter-Day Price of the EAFE Fund	Low Inter-Day Price of the EAFE Fund	Quarter-End Closing Price of the EAFE Fund
01/01/2004	01/31/2004	48.09	45.12	47.20
04/01/2004	06/30/2004	48.10	43.38	47.67
07/01/2004	09/30/2004	47.40	44.47	47.13
10/01/2004	12/31/2004	53.42	47.13	53.42

01/01/2005	03/31/2005	55.25	51.26	52.96
04/01/2005	06/30/2005	53.83	51.28	52.39
07/01/2005	09/30/2005	58.48	51.95	58.10
10/01/2006	12/31/2005	60.94	54.72	59.43

01/01/2006	03/31/2006	65.38	60.33	64.92
04/01/2006	06/30/2006	70.58	59.46	65.39
07/01/2006	09/30/2006	68.36	61.70	67.75
10/01/2006	12/31/2006	74.33	67.94	73.22

01/01/2007	03/31/2007	76.72	70.90	76.26
04/01/2007	06/30/2007	81.78	76.50	80.77
07/01/2007	09/30/2007	83.62	73.94	82.59
10/01/2007	12/31/2007	86.10	78.24	78.50

01/01/2008	03/31/2008	78.35	68.34	71.90
04/01/2008	06/30/2008	78.52	68.08	68.67
07/01/2008	09/30/2008	68.00	53.08	56.30
10/01/2008	12/31/2008	55.88	35.73	44.86

01/01/2009	03/31/2009	45.44	31.70	37.59
04/01/2009	06/30/2009	49.04	38.57	45.81
07/01/2009	08/26/2009	52.86	44.01	52.64

iShares Russell 2000® Index Fund

We have obtained all information regarding the iShares® Russell 2000® Index Fund (the Russell Fund) contained in this pricing supplement from publicly available information, including the iShares® prospectus for the Russell Fund dated August 1, 2009 (the Russell Fund Prospectus) and from iShares’ website. That information reflects the policies of, and is subject to change by, iShares®. We do not assume any responsibility for the accuracy or completeness of such information, and the Russell Fund Prospectus and iShares’ website is not, and should not be considered, incorporated by reference in this pricing supplement. As a prospective purchaser of the securities, you should undertake an independent investigation of the Russell Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

“iShares®” is a registered trademark of Barclays Global Investors, N.A. and has not licensed Eksportfinans, Wells Fargo Securities, LLC, its subsidiaries nor its affiliates with regards to such information.

iShares® currently consists of over 90 investment portfolios. iShares® was organized as a Delaware statutory trust on December 16, 1999 and is authorized to have multiple series or portfolios. iShares® is an open-end management investment company, registered under the Investment Company Act of 1940, as amended. The offering of iShares®’s shares is registered under the Securities Act of 1933, as amended. The various funds under the control of iShares® are managed by Barclays Global Fund Advisors, a subsidiary of Barclays Global Investors, N.A. Information concerning the Russell Fund provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively.

The Russell Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The Russell Fund’s investment objective may be changed without shareholder approval. The Russell 2000® Index is published by the Frank Russell Company (Russell or the Index 3 Sponsor). Russell has no obligation to continue to publish, and may discontinue publication of, the Russell 2000® Index. The Russell 2000® Index is subject to change at any moment by Russell. The Russell 2000® Index is published by Russell to measure the composite price performance of stocks of 2,000 companies domiciled in the United States and its territories. All of the component stocks of the Russell 2000® Index are traded on either the New York Stock Exchange or the NYSE Arca or in the over-the-counter (OTC) market and are the 2,000 smallest securities that form the Russell 3000® Index, representing approximately 8.0% of the total market capitalization of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

The Fund 3 Sponsor uses a representative sampling strategy for the Russell Fund, according to which it invests in a representative sample of stocks underlying the Russell 2000® Index, which have a similar investment profile as the Russell 2000® Index. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return on variability, earnings valuation and yield) and liquidity measures similar to those of the Russell 2000® Index.

The Russell Fund is managed by BGFA without regard to the securities and BGFA receives for its investment advisory services a fee at the annual rate of 0.20% of the Russell Fund’s average daily net assets. In addition, the Russell 2000® Index is sponsored by Russell without regard to the securities.  The Russell Fund is an exchange traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “IWM.”

Composition of the Russell Fund

As of August 26, 2009, the top ten industry sectors in which the Russell Fund had invested, and its top ten security holdings by company, were as follows:

Top ten industry sectors

1	Financial Services	21.03%
2	Technology	16.47%
3	Consumer Discretionary	15.37%
4	Health Care	14.37%
5	Producer Durables	13.32%
6	Materials & Processing	7.06%
7	Utilities	4.61%
8	Energy	3.98%
9	Consumer Staples	2.93%
10	Autos & Transportation	0.50%

Source: http://us.ishares.com/product_info/fund/overview/IJH.htm

Top ten security holdings*

1	Human Genome Sciences, Inc.	0.32%
2	Tupperware Brands Corp.	0.27%
3	Bally Technologies, Inc.	0.25%
4	Highwoods Properties, Inc.	0.24%
5	Skyworks Solutions, Inc.	0.23%
6	Medarex Inc.	0.23%
7	Polycom, Inc.	0.23%
8	Jack Henry & Associates, Inc.	0.23%
9	Rock-Tenn Company-CL A	0.22%
10	Watson Wyatt Worldwide Inc.-A	0.22%

*Holdings are subject to change.

Source: http://us.ishares.com/product_info/fund/overview/IJH.htm

The price of the Russell Fund at any time does not reflect the payment of dividends on the stocks included in the Russell Fund or the Russell 2000® Index. Because of this factor, the return on the notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered notes.

Historical Closing Prices Per Share of the Russell Fund

Since its inception, the price of the Russell Fund has experienced significant fluctuations. Any historical upward or downward trend in the closing price per share of the Russell Fund during any period shown below is not an indication that the closing price per share of the Russell Fund is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of the Russell Fund do not give an indication of future performance of the Russell Fund. We cannot make any assurance that the future performance of the Russell Fund or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing prices per share of the Russell Fund listed below from Bloomberg Financial Markets without independent verification. The actual prices per share of the Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

The following table sets forth the published quarterly high, low and quarter end closing price per share of the Russell Fund (in U.S. dollars) at the end of each quarter from January 1, 2004 through June 30, 2009 and the period from July 1, 2009 to August 26, 2009. On August 26, 2009, the closing price per share of the Russell Fund was $58.51. This historical data on the Russell Fund is not indicative of the future price per share of the Russell Fund or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the Russell Fund during any period set forth below is not any indication that the price per share of the Russell Fund is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Quarter-End Closing Price of the Russell Fund

Quarter-Start Date	Quarter-End Date	High Inter-Day Price of the Russell Fund	Low Inter-Day Price of the Russell Fund	Quarter-End Closing Price of the Russell Fund
01/01/2004	01/31/2004	59.95	55.75	58.80
04/01/2004	06/30/2004	60.38	53.46	59.00
07/01/2004	09/30/2004	58.10	51.68	56.93
10/01/2004	12/31/2004	65.03	56.23	64.75

01/01/2005	03/31/2005	64.35	60.20	61.08
04/01/2005	06/30/2005	64.06	56.88	63.70
07/01/2005	09/30/2005	68.37	63.98	66.39
10/01/2006	12/31/2005	68.86	61.62	66.72

01/01/2006	03/31/2006	75.97	68.05	75.97
04/01/2006	06/30/2006	77.63	66.65	71.73
07/01/2006	09/30/2006	73.29	66.75	72.00
10/01/2006	12/31/2006	79.38	71.22	78.03

01/01/2007	03/31/2007	82.39	75.17	79.51
04/01/2007	06/30/2007	84.79	79.75	82.96
07/01/2007	09/30/2007	85.74	75.20	80.04
10/01/2007	12/31/2007	84.18	73.02	75.92

01/01/2008	03/31/2008	75.16	64.50	68.29
04/01/2008	06/30/2008	76.20	68.53	69.05
07/01/2008	09/30/2008	75.30	65.05	68.00
10/01/2008	12/31/2008	67.02	38.53	49.24

01/01/2009	03/31/2009	51.25	34.39	42.05
04/01/2009	06/30/2009	53.20	42.78	51.08
07/01/2009	08/26/2009	58.51	47.87	58.51

iShares S&P MidCap 400 Index™ Fund

We have obtained all information regarding the iShares® S&P MidCap 400 Index™ Fund (the MidCap Fund) contained in this pricing supplement from publicly available information, including the iShares® prospectus for the MidCap Fund dated August 1, 2009 (the MidCap Fund Prospectus) and from iShares’ website. That information reflects the policies of, and is subject to change by, iShares®. We do not assume any responsibility for the accuracy or completeness of such information, and the MidCap Fund Prospectus and iShares’ website are not, and should not be considered, incorporated by reference in this pricing supplement. As a prospective purchaser of the securities, you should undertake an independent investigation of the MidCap Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

“iShares®” is a registered trademark of Barclays Global Investors, N.A. and has not licensed Eksportfinans, Wells Fargo Securities, LLC, its subsidiaries nor its affiliates with regards to such information.

iShares® currently consists of over 90 investment portfolios. iShares® was organized as a Delaware statutory trust on December 16, 1999 and is authorized to have multiple series or portfolios. iShares® is an open-end management investment company, registered under the Investment Company Act of 1940, as amended. The offering of iShares®’s shares is registered under the Securities Act of 1933, as amended. The various funds under the control of iShares® are managed by Barclays Global Fund Advisors, a subsidiary of Barclays Global Investors, N.A. Information concerning the MidCap Fund provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively.

The iShares® S&P MidCap 400 Index™ Fund (the MidCap Fund) is an investment fund that is part of iShares® Trust (iShares®) and is managed by Barclays Global Fund Advisors (BGFA or the Fund 4 Sponsor). The MidCap Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of U.S. mid-cap stocks, as represented by the S&P MidCap 400 Index™. The MidCap 400 Index™ is published by Standard & Poor's Financial Services LLC (the Index 4 Sponsor, Standard & Poor's or S&P) and it measures the performance of the mid-capitalization sector of the U.S. equity market. The securities included in the S&P MidCap 400 Index™ account for an estimated 7% of the market capitalization of all publicly"traded U.S. securities and are selected for liquidity and industry group representation. Issuers of the equity securities included in the S&P MidCap 400 Index™ range in size between approximately $1.5 billion and $5.5 billion.

The MidCap Fund is an actual investment portfolio whereas the S&P MidCap 400 Index™ is a theoretical financial calculation. The relative performances of MidCap Fund and the S&P MidCap 400 Index™ will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers) or legal restrictions that may apply to an exchange traded fund such as the MidCap Fund but not to a theoretical index. The MidCap Fund seeks to replicate the performance of the S&P MidCap 400 Index™ by investing in a representative sample of securities with aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the S&P MidCap 400 Index™. The difference over time between the performance of MidCap Fund’s portfolio and that of the S&P MidCap 400 Index™ is not expected to exceed 5%.

The MidCap Fund generally invests at least 90% of its assets in the securities that comprise the S&P MidCap 400 Index™ or depositary receipts representing such securities. The remainder of assets is invested in comparable securities, cash, structured investments or other financial products including shares of money market funds advised by BGFA. The MidCap Fund concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the MidCap 400 Index™ is concentrated.

The MidCap Fund is managed by BGFA without regard to the securities and BGFA receives for its investment advisory services a fee at the annual rate of 0.20% of the MidCap Fund’s average daily net assets. In addition, the S&P MidCap 400 Index™ is determined, calculated and maintained by S&P without regard to the securities.  The MidCap Fund is an exchange traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “IJH.”

Composition of the MidCap Fund

As of August 26, 2009, the top ten industry sectors in which the MidCap Fund had invested, and its top ten security holdings by company, were as follows:

Top ten industry sectors

1	Financials	18.41%
2	Consumer Discretionary	15.84%
3	Information Technology	14.88%
4	Industrials	14.60%
5	Health Care	12.22%
6	Materials	6.98%
7	Utilities	6.39%
8	Energy	6.16%
9	Consumer Staples	3.83%
10	Telecommunication Services	0.53%

Source: http://us.ishares.com/product_info/fund/overview/IJH.htm

Top ten security holdings*

1	Vertex Pharmaceuticals, Inc.	0.78%
2	Priceline.com, Inc.	0.77%
3	Ross Stores, Inc.	0.72%
4	Newfield Exploration Co.	0.63%
5	Everest Re Group Ltd	0.63%
6	Henry Schein, Inc.	0.58%
7	Beckman Coulter, Inc.	0.56%
8	Energizer Holdings, Inc.	0.55%
9	Dollar Tree, Inc.	0.55%
10	Cerner Corp.	0.53%

*Holdings are subject to change.

Source: http://us.ishares.com/product_info/fund/overview/IJH.htm

The price of the MidCap Fund at any time does not reflect the payment of dividends on the stocks included in the MidCap Fund or the S&P MidCap 400 Index™. Because of this factor, the return on the notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered notes.

Historical Closing Prices Per Share of the MidCap Fund

Since its inception, the price of the MidCap Fund has experienced significant fluctuations. Any historical upward or downward trend in the closing price per share of the MidCap Fund during any period shown below is not an indication that the closing price per share of the MidCap Fund is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of the MidCap Fund do not give an indication of future performance of the MidCap Fund. We cannot make any assurance that the future performance of the MidCap Fund or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing prices per share of the MidCap Fund listed below from Bloomberg Financial Markets without independent verification. The actual prices per share of the MidCap Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

The following table sets forth the published quarterly high, low and quarter end closing price per share of the MidCap Fund (in U.S. dollars) at the end of each quarter from January 1, 2004 through June 30, 2009 and the period from July 1, 2009 to August 26, 2009. On August 26, 2009, the closing price per share of the MidCap Fund was $65.96. This historical data on the Fund is not indicative of the future price per share of the MidCap Fund or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the MidCap Fund during any period set forth below is not any indication that the price per share of the MidCap Fund is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Quarter-End Closing Price of the MidCap Fund

Quarter-Start Date	Quarter-End Date	High Inter-Day Price of the MidCap Fund	Low Inter-Day Price of the MidCap Fund	Quarter-End Closing Price of the MidCap Fund
01/01/2004	01/31/2004	61.75	57.68	60.48
04/01/2004	06/30/2004	61.74	56.25	60.80
07/01/2004	09/30/2004	60.02	55.00	59.42
10/01/2004	12/31/2004	66.40	58.47	66.16

01/01/2005	03/31/2005	68.37	63.06	65.74
04/01/2005	06/30/2005	69.45	62.68	68.50
07/01/2005	09/30/2005	72.61	69.11	71.82
10/01/2006	12/31/2005	75.14	67.01	73.80

01/01/2006	03/31/2006	79.28	74.94	79.28
04/01/2006	06/30/2006	81.78	71.49	76.40
07/01/2006	09/30/2006	77.00	71.24	75.44
10/01/2006	12/31/2006	82.02	74.71	80.17

01/01/2007	03/31/2007	86.80	79.70	84.60
04/01/2007	06/30/2007	92.23	84.83	89.28
07/01/2007	09/30/2007	92.00	81.73	88.18
10/01/2007	12/31/2007	91.32	81.73	84.94

01/01/2008	03/31/2008	84.40	74.31	77.74
04/01/2008	06/30/2008	89.61	79.63	81.58
07/01/2008	09/30/2008	82.27	70.38	72.36
10/01/2008	12/31/2008	71.78	41.75	53.33

01/01/2009	03/31/2009	55.60	40.45	48.67
04/01/2009	06/30/2009	59.90	49.38	57.79
07/01/2009	08/26/2009	66.08	54.58	65.96

Historical Closing Values of the Basket

The Basket is not a recognized market index. The Basket was created solely for purposes of the offering of the securities and will be calculated solely during the term of the securities. The Basket does not reflect the performance of all major securities markets, and may not reflect actual global market performance. The historical closing values of the Basket, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing values of the Basket during any period shown below is not an indication that the annual percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The historical values do not give an indication of future values of the Basket. We cannot make any assurance that the future values of the Basket, the future prices of the component funds or the trading prices of the component stocks underlying the indices comprising, or held by, the component funds will result in holders of the securities receiving a maturity payment amount greater than the principal amount of their securities on the maturity date. We do not make any representation to you as to the performance of the Basket or the component funds. We obtained the closing prices of the component funds used to calculate the historical values of the Basket from Bloomberg Financial Services, without independent verification. The actual prices of the component funds and the Basket at or near the valuation date may bear little relation to the historical values shown below.

The following table sets forth our hypothetical calculation of the closing high and low values of the Basket as though it had been in existence since January 1, 2003 with an initial dollar value of $1,000.00 and exchange ratios for the component funds underlying the Basket determined as of that date, as well as the value of the Basket at the end of each quarter from January 1, 2003 through June 31, 2009 and the period from July 1, 2007 through August 20, 2009. On August 26, 2009, the closing value of the Basket was 1,460.80. Past movements of the Basket are not indicative of future values.

Quarterly High, Low and Closing Values of the Basket

Quarter-Start Date	Quarter-End Date	High Closing Value of the Basket	Low Closing Value of the Basket	Quarter-End Closing Value of the Basket
1/1/2003	3/31/2003	1,041.07	899.24	944.53
4/1/2003	6/30/2003	1,161.23	957.14	1,121.97
7/1/2003	9/30/2003	1,252.90	1,128.04	1,194.95
10/1/2003	12/31/2003	1,363.68	1,226.38	1,360.08

1/1/2004	3/31/2004	1,443.14	1,358.37	1,416.93
4/1/2004	6/30/2004	1,446.59	1,317.59	1,427.69
7/1/2004	9/30/2004	1,409.77	1,300.17	1,394.14
10/1/2004	12/31/2004	1,562.14	1,380.86	1,559.30

1/1/2005	3/31/2005	1,587.13	1,485.64	1,520.87
4/1/2005	6/30/2005	1,574.63	1,452.66	1,553.38
7/1/2005	9/30/2005	1,656.02	1,559.23	1,644.62
10/1/2005	12/30/2005	1,711.32	1,553.47	1,672.55

1/1/2006	3/31/2006	1,789.20	1,672.55	0.00
4/1/2006	6/30/2006	1,896.86	1,653.33	1,773.56
7/1/2006	9/30/2006	1,815.10	1,682.42	1,805.69
10/1/2006	12/31/2006	1,965.95	1,797.51	1,937.21

1/1/2007	3/31/2007	2,040.93	1,889.91	1,996.80
4/1/2007	6/30/2007	2,152.12	1,996.80	2,104.84
7/1/2007	9/30/2007	2,167.39	1,933.83	2,099.10
10/1/2007	12/31/2007	2,169.05	1,961.39	2,004.03

1/1/2008	3/31/2008	2,004.03	1,746.99	1,821.44
4/1/2008	6/30/2008	2,002.86	1,812.94	1,812.94
7/1/2008	9/30/2008	1,836.32	1,556.26	1,624.71
10/1/2008	12/31/2008	1,611.89	9,81.59	1,230.65

1/1/2009	3/31/2009	1,268.77	895.35	1,070.64
4/1/2009	6/30/2009	1,336.91	1,091.38	1,280.74
7/1/2009	8/26/2009	1,462.28	1,217.45	1,460.80

Although the Basket is not a recognized market index, the following graph depicts the historical performance of the Basket as it would have occurred from January 1, 2003 to August 26, 2009 as though the Basket had been in existence since January 1, 2003 with an initial dollar value of $1,000.00 and exchange ratios for the component funds determined as of that date. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time during the term of the securities. The historical values of the Basket do not give any indication of the future performance of the Basket and we cannot make any assurance regarding the future performance of the Basket.

Supplemental Tax Considerations

The following is a general description of certain United States Federal income tax considerations relating to the securities. The following does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States Federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of securities who is subject to special treatment under the United States Federal income tax laws.

The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. Holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisors as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as pre-paid derivative contracts linked to the level of the Index and, unless otherwise indicated, the discussion below assumes this to be the case. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Index. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

Subject to the “constructive ownership” rules discussed below, for U.S. Federal income tax purposes, you generally should recognize capital gain or loss upon the sale or maturity of your securities (which will be long-term capital gain or loss if you hold your securities for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities. In general, your tax basis in your securities will be equal to the price you paid for them. The deductibility of capital losses is subject to limitations.

The securities will likely be subject to the "constructive ownership" rules under Section 1260 of the Internal Revenue Code. Any long-term capital gain recognized by you in respect of the securities will generally be recharacterized as ordinary income to the extent such gain exceeds the amount of your aggregate "net underlying long-term capital gain" (as defined in Section 1260 of the Internal Revenue Code). In general, "net underlying long-term capital gain" means the aggregate net capital gain that you would have had if you had acquired shares of each component fund at fair market value on the Original Issue Date and sold such shares upon the sale, exchange, redemption or other disposition of the securities at fair market value. In addition, an interest charge will apply to any underpayment of tax in respect of any gain that is recharacterized as ordinary income to the extent such gain would have resulted in gross income inclusion for you in taxable years prior to the taxable year of the sale, exchange, redemption or other disposition of the securities. In this regard, we will not provide to you any information relating to the component fund shares that would be relevant with respect to the necessary calculations under Section 1260 of the Internal Revenue Code. Prospective purchasers should consult with their own tax advisors as to the application of the "constructive ownership transaction" rules under Section 1260 of the Internal Revenue Code.

Alternative Treatments.  In light of the uncertainty as to the United States Federal income tax treatment, it would be a reasonable interpretation of the current law for the securities to be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments.

If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

If the securities are treated as a contingent payment debt instrument and you purchase your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. Federal income tax purposes.

On December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

Use Of Proceeds and Hedging

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

Supplemental Plan of Distribution

The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a terms agreement dated as of August 26, 2009 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.

In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount
Wells Fargo Securities, LLC	$7,759,000.00
Total	$7,759,000.00

The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC, Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $20.00 per security.

Proceeds to be received by Eksportfinans in this offering will be net of the underwriting discount, commission and expenses payable by Eksportfinans.

After the securities are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the agent.

The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

Wells Fargo Securities, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.